EXHIBIT 11

                      OLYMPIC CASCADE FINANCIAL CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE

                                           Basic

                                       September 29, September 24, September 25,
                                            2000          1999         1998
                                        -----------    ----------  -------------
Net income (loss)                       $ 1,556,000   $  118,000   $ (4,666,000)
                                        ===========    =========   =============


Weighted average number of common
  shares outstanding during the year      1,947,572    1,563,499      1,496,634
                                        ===========    =========   =============
Basic earnings per share                $      0.80   $     0.08   $      (3.12)
                                        ===========    =========   =============


                                           Diluted


Weighted average number of common
  shares outstanding during the year      1,947,572    1,563,499      1,496,634

Add common equivalent shares upon
  exercise of stock options                 177,179            *              *

Weighted average number of shares used
  in calculation of primary earnings per
             share                        2,124,751    1,563,499      1,496,634
                                        ===========    =========   =============
Diluted earnings per share              $      0.73  $      0.08    $     (3.12)
                                        ===========    =========   =============


* No effect given to common stock equivalents, as their effect would be anti-dilutive.


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